Exhibit 99.1

News Release

IGT Continues Winning Tradition with New Wheel of Fortune Agreement for Casino, Social and For-Wager Online Slot Games through 2024

New Multi-Year Agreement with Sony Pictures Consumer Products

Las Vegas — Mar 24, 2014 — Gaming entertainment leader IGT (NYSE: IGT), today announced a new multi-year agreement with Sony Pictures Consumer Products to deliver the most popular slot machine theme of all time, Wheel of Fortune, to players around the world.  As part of the agreement, IGT will also develop Wheel of Fortune mobile and online games for its DoubleDown Casino and for-wager online play worldwide through 2024.

Since IGT launched the first Wheel of Fortune slot machine, more than 200 Wheel of Fortune slot machine themes have been introduced around the world including the latest releases, Triple Cash, Lucky 7s and Wild Gems.

As part of this agreement, IGT has also licensed the Jeopardy! brand, including game development for slot machines, online games for its DoubleDown Casino and for-wager online play.  The game’s appearance on IGT’s DoubleDown Casino will mark the first time that Jeopardy! will be available on an online social casino in the U.S.

Wheel of Fortune and Jeopardy! are part of IGT’s MegaJackpots® Wide Area Progressive (WAP) product line, which has produced thousands of winners with jackpots ranging from $1 million to the world-record slot jackpot of more than $39 million.

Wheel of Fortune is America’s Game®.  It has been the number one syndicated game show since its inception and has earned six Emmy Awards, including the 2011 Daytime Emmy for Outstanding Game/Audience Participation Show. With more than 30 million viewers per week, syndication’s most successful series continues to attract a larger audience than many primetime television shows.

JEOPARDY!, America’s Favorite Quiz Show®, is celebrating 30 years of “answers and questions.” The top-rated quiz show in syndication, JEOPARDY! has become a pop culture phenomenon and holds the Guinness World Record for the most Emmy awards won by a TV game show (30 Emmys). In 2014, JEOPARDY! won the inaugural Writers Guild of America award for Outstanding Writing for Quiz and Audience Participation; it is also the recipient of a 2011 Peabody Award.

For more information about IGT, visit IGT.com.  Follow IGT at @IGTNews. Join the conversation at #IGTBlue.

© 2014 IGT. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include IGT’s recently executed license agreement with Sony.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance.  Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting IGT’s business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for IGT’s products; IGT’s ability to compete in the gaming industry with new or existing competitors; IGT’s ability to develop and introduce new products and their acceptance by its customers; risks related to IGT’s international operations, including regulatory and currency risks; IGT’s ability to protect its intellectual property; adverse results of litigation, including intellectual property infringement claims; IGT’s ability to implement and manage cost reduction initiatives; future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry; and risks related to business combinations, investments in intellectual property and the integration of acquisitions.  A further list and description of these and other risks, uncertainties and other matters can be found in IGT’s annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IGT’s Annual Report on Form 10-K for fiscal 2013 filed with the SEC on November 26, 2013 and IGT’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2013 filed with the SEC on February 5, 2014 and available on the SEC website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com/investors.  All information provided in this release is as of March 24, 2014, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for markets around the world. IGT’s acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

Contacts:

Phil O’Shaughnessy

IGT Corporate Communications

1-702-669-2975

phil.o’shaughnessy@igt.com